EXHIBIT 99.4

SINOHUB, INC.
NOTICE OF GRANT OF RESTRICTED STOCK AWARD
(For U.S. Participant)

The Participant has been granted an Restricted Stock Award (the “Award”) of shares of Stock of SinoHub, Inc. pursuant to the SinoHub, Inc. 2008 Stock Plan, as amended and restated (the “Plan”), as follows:

Participant:	Henry T. Cochran	Employee ID:

Date of Grant:	July 22, 2009, effective July 27, 2009

Number of Restricted Shares:	24,468

Vesting Commencement Date:	January 1, 2009

Vested Shares:
Except as provided in the Restricted Stock Agreement and provided the Participant’s Service has not terminated prior to the applicable date, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Number of Restricted Shares by the “Vested Percentage” determined as of such date as follows:

			Vested Percentage
	On December 31, 2009		100%

By their signatures below, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Plan and the Restricted Stock Agreement, both of which are attached to and made a part of this document. The Participant acknowledges receipt of copies of the Plan and the Restricted Stock Agreement, represents that the Participant has read and is familiar with their provisions, and hereby accepts the Award subject to all of their terms and conditions.

SINOHUB, INC.	PARTICIPANT

By: Lei Xia	Signature: /S/Henry T. Cochran

Its: President	Date: 7/22/09

Address:	Address:

ATTACHMENTS:
2008Stock Plan, as amended to the Date of Grant; Restricted Stock Agreement

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

SINOHUB, INC.
RESTRICTED STOCK AGREEMENT

(For U.S. Participant)

Sinohub, Inc. has granted to the Participant named in the Notice of Grant of Award (the “Grant Notice”) to which this Restricted Stock Agreement (the “Agreement”) is attached an Award (the “Award”) consisting of certain shares of Stock (the “Shares”) subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant and shall in all respects be subject to the terms conditions of the Sinohub, Inc. 2008 Stock Plan, as amended and restated (the “Plan”), the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement and the Plan, (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Agreement or the Plan.

1.             Definitions and Construction.

1.1           Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned in the Grant Notice or the Plan. Wherever used herein, the following terms shall have their respective meanings set forth below:

(a)           “Grant Date” means the effective Grant Date of the Award as set forth in the Grant Notice.

(b)           “Total Number of Shares” means the total number of Shares subject to the Award as set forth in the Grant Notice and as adjusted from time to time pursuant to Section 4.3 of the Plan.

1.2           Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.             Administration.  All questions of interpretation concerning the Grant Notice, this Agreement and the Plan shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Award as provided by the Plan.

3.             The Award.

3.1           Grant and Issuance of Shares. On the Grant Date, the Participant shall acquire and the Company shall issue, subject to the provisions of this Agreement, a number of Shares equal to the Total Number of Shares. As a condition to the issuance of the Shares, the Participant shall execute and deliver the Grant Notice to the Company, and, if required by the Company, an Assignment Separate from Certificate duly endorsed (with date and number of Shares blank) in the form provided by the Company.

3.2           No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Shares, the consideration for which shall be past services actually rendered and/or future services to be rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the Shares issued pursuant to the Award.

3.3           Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit the Shares with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form during the term of the Escrow pursuant to Section 7. Furthermore, the Participant hereby authorizes the Company, in its sole discretion, to deposit, following the term of such Escrow, for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all Shares which are no longer subject to such Escrow. Except as provided by the foregoing, a certificate for the Shares shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

3.4           Issuance of Shares in Compliance with Law. The issuance of the Shares shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No Shares shall be issued hereunder if their issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of the Shares, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

4.             Vesting of Shares.

4.1           Normal Vesting. Except as provided in Section 4.2, the Shares shall vest and become Vested Shares as provided in the Grant Notice. Except as set forth in Section 4.2, no additional Shares will become Vested Shares following the Participant’s termination of Service for any reason.

4.2           Acceleration of Vesting. Subject to Section 4.3, in the event of a Change in Control, the vesting of the Shares shall be accelerated in full, and the Total Number of Shares shall be deemed Vested Shares effective as of the date of the Change in Control, provided that the Participant’s Service has not terminated prior to such date. In addition, if the Participant’s Service is terminated due to his or her death, Disability or termination by the Company without Cause, the Total Number of Shares shall be deemed Vested Shares effective as of the date of termination.

4.3           Federal Excise Tax Under Section 4999 of the Code.

(a)           Excess Parachute Payment. In the event that any acceleration of vesting pursuant to this Agreement and any other payment or benefit received or to be received by the Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an excess parachute payment under Section 280G of the Code, the Participant may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for under this Agreement in order to avoid such characterization.

(b)           Determination by Independent Accountants. To aid the Participant in making any election called for under Section 4.3(a), upon the occurrence of any event that might reasonably be anticipated to give rise to the acceleration of vesting under Section 4.2 (an “Event”), the Company shall promptly request a determination in writing by independent public accountants selected by the Company (the “Accountants”). Unless the Company and the Participant otherwise agree in writing, the Accountants shall determine and report to the Company and the Participant within twenty (20) days of the date of the Event the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 4.3(b).

5.             Company Reacquisition Right.

5.1           Grant of Company Reacquisition Right.  In the event that (a) the Participant’s Service terminates for any reason or no reason, with or without cause, or (b) the Participant, the Participant’s legal representative, or other holder of the Shares, attempts to sell, exchange, transfer, pledge, or otherwise dispose of (other than pursuant to an Ownership Change Event), including, without limitation, any transfer to a nominee or agent of the Participant, any Shares which are not Vested Shares (“Unvested Shares”), the Company shall automatically reacquire the Unvested Shares, and the Participant shall not be entitled to any payment therefor (the “Company Reacquisition Right”).

5.2           Ownership Change Event, Dividends, Distributions and Adjustments. Upon the occurrence of an Ownership Change Event, a dividend or distribution to the stockholders of the Company paid in Shares or other property, or any other adjustment upon a change in the capital structure of the Company as described in Section 4.3 of the Plan, any and all new, substituted or additional securities or other property (other than regular, periodic dividends paid on Stock pursuant to the Company’s dividend policy) to which the Participant is entitled by reason of the Participant’s ownership of Unvested Shares shall be immediately subject to the Company Reacquisition Right and included in the terms “Shares,” “Stock” and “Unvested Shares” for all purposes of the Company Reacquisition Right with the same force and effect as the Unvested Shares immediately prior to the Ownership Change Event, dividend, distribution or adjustment, as the case may be. For purposes of determining the number of Vested Shares following an Ownership Change Event, dividend, distribution or adjustment, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after any such event.

6.             Tax Matters.

6.1           Tax Withholding.

(a)           In General. At the time the Grant Notice is executed, or at any time thereafter as requested by a Participating Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company, if any, which arise in connection with the Award, including, without limitation, obligations arising upon (a) the transfer of Shares to the Participant, (b) the lapsing of any restriction with respect to any Shares, (c) the filing of an election to recognize tax liability, or (d) the transfer by the Participant of any Shares. The Company shall have no obligation to deliver the Shares or to release any Shares from the Escrow established pursuant to Section 7 until the tax withholding obligations of the Participating Company have been satisfied by the Participant.

(b)           Assignment of Sale Proceeds; Payment of Tax Withholding by Check. Subject to compliance with applicable law and any insider trading policy of the Company, the Company may permit the Participant to satisfy the Participating Company’s tax withholding obligations in accordance with procedures established by the Company providing for either (i) delivery by the Participant to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the Vested Shares, or (ii) payment by check. The Participant shall deliver written notice of any such permitted election to the Company on a form specified by the Company for this purpose at least thirty (30) days (or such other period established by the Company) prior to the date on which the Company’s tax withholding obligation arises (the “Withholding Date”). If the Participant elects payment by check, the Participant agrees to deliver a check for the full amount of the required tax withholding to the applicable Participating Company on or before the third business day following the Withholding Date. If the Participant elects payment by check but fails to make such payment as required by the preceding sentence, the Company is hereby authorized, at its discretion, to satisfy the tax withholding obligations through any means authorized by this Section 6.1, including by directing a sale for the account of the Participant of some or all of the Vested Shares from which the required taxes shall be withheld, by withholding from payroll and any other amounts payable to the Participant or by withholding shares in accordance with Section 6.1(c).

(c)           Withholding in Shares. The Company may require the Participant to satisfy all or any portion of a Participating Company’s tax withholding obligations by deducting a number of whole, Vested Shares otherwise deliverable to the Participant or by the Participant’s tender to the Company of a number of whole, Vested Shares or Vested Shares acquired otherwise than pursuant to this Agreement having, in any such case, a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.

6.2           Election Under Section 83(b) of the Code.

(a)           The Participant understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Shares, if anything, and the fair market value of the Shares as of the date on which the Shares are “substantially vested,” within the meaning of Section 83. In this context, “substantially vested” means that the right of the Company to reacquire the Shares pursuant to the Company Reacquisition Right has lapsed. The Participant understands that he or she may elect to have his or her taxable income determined at the time he or she acquires the Shares rather than when and as the Company Reacquisition Right lapses by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty (30) days after the date of acquisition of the Shares. The Participant understands that failure to make a timely filing under Section 83(b) will result in his or her recognition of ordinary income, as the Company Reacquisition Right lapses, on the difference between the purchase price, if anything, and the fair market value of the Shares at the time such restrictions lapse. The Participant further understands, however, that if Shares with respect to which an election under Section 83(b) has been made are forfeited to the Company pursuant to its Company Reacquisition Right, such forfeiture will be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (if any) by the Participant for the forfeited Shares over the amount realized (if any) upon their forfeiture. If the Participant has paid nothing for the forfeited Shares and has received no payment upon their forfeiture, the Participant understands that he or she will be unable to recognize any loss on the forfeiture of the Shares even though the Participant incurred a tax liability by making an election under Section 83(b).

(b)           The Participant understands that he or she should consult with his or her tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the Code, which must be filed no later than thirty (30) days after the date of the acquisition of the Shares pursuant to this Agreement. Failure to file an election under Section 83(b), if appropriate, may result in adverse tax consequences to the Participant. The Participant acknowledges that he or she has been advised to consult with a tax advisor regarding the tax consequences to the Participant of the acquisition of Shares hereunder. ANY ELECTION UNDER SECTION 83(b) THE PARTICIPANT WISHES TO MAKE MUST BE FILED NO LATER THAN 30 DAYS AFTER THE DATE ON WHICH THE PARTICIPANT ACQUIRES THE SHARES. THIS TIME PERIOD CANNOT BE EXTENDED. THE PARTICIPANT ACKNOWLEDGES THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS THE PARTICIPANT’S SOLE RESPONSIBILITY, EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS OR HER BEHALF.

(c)           The Participant will notify the Company in writing within 30 days if the Participant files an election pursuant to Section 83(b) of the Code. The Company intends, in the event it does not receive from the Participant evidence of such filing, to claim a tax deduction for any amount which would otherwise be taxable to the Participant in the absence of such an election.

6.3           Tax Gross-Up. The Company shall make a cash payment sufficient to pay the income taxes payable by the Participant with respect to the Shares and income taxes payable on such cash payment assuming a value per share of  $2.73.  Such payments shall be made in a lump sum after January 1, 2010, but not later than January 31, 2010.

7.             Escrow.

7.1           Appointment of Agent. To ensure that Shares subject to the Company Reacquisition Right will be available for reacquisition, the Participant and the Company hereby appoint the Secretary of the Company, or any other person designated by the Company, as their agent and as attorney-in-fact for the Participant (the “Agent”) to hold any and all Unvested Shares and to sell, assign and transfer to the Company any such Unvested Shares reacquired by the Company pursuant to the Company Reacquisition Right. The Participant understands that appointment of the Agent is a material inducement to make this Agreement and that such appointment is coupled with an interest and is irrevocable. The Agent shall not be personally liable for any act the Agent may do or omit to do hereunder as escrow agent, agent for the Company, or attorney in fact for the Participant while acting in good faith and in the exercise of the Agent’s own good judgment, and any act done or omitted by the Agent pursuant to the advice of the Agent’s own attorneys shall be conclusive evidence of such good faith. The Agent may rely upon any letter, notice or other document executed by any signature purporting to be genuine and may resign at any time.

7.2           Establishment of Escrow. The Participant authorizes the Company to deposit the Unvested Shares with the Company’s transfer agent to be held in book entry form, as provided in Section 3.3, and the Participant agrees to deliver to and deposit with the Agent each certificate, if any, evidencing the Shares and, if required by the Company, an Assignment Separate from Certificate with respect to such book entry shares and each such certificate duly endorsed (with date and number of Shares blank) in the form attached to this Agreement, to be held by the Agent under the terms and conditions of this Section 7 (the “Escrow”). Upon the occurrence of an Ownership Change Event, a dividend or distribution to the stockholders of the Company paid in Shares or other property (other than regular, periodic dividends paid on Stock pursuant to the Company’s dividend policy), or any other adjustment upon a change in the capital structure of the Company, as described in Section 4.3 of the Plan, in the character or amount of any outstanding stock of the corporation the stock of which is subject to the provisions of this Agreement, any and all new, substituted or additional securities or other property to which the Participant is entitled by reason of his or her ownership of the Shares that remain, following such Ownership Change Event, dividend, distribution or change described in Section 4.3 of the Plan, subject to the Company Reacquisition Right shall be immediately subject to the Escrow to the same extent as the Shares immediately before such event. The Company shall bear the expenses of the Escrow.

7.3           Delivery of Shares to Participant. The Escrow shall continue with respect to any Shares for so long as such Shares remain subject to the Company Reacquisition Right. Upon termination of the Company Reacquisition Right with respect to Shares, the Company shall so notify the Agent and direct the Agent to deliver such number of Shares to the Participant in accordance with Section 18.6 of the Plan. As soon as practicable after receipt of such notice, the Agent shall cause to be delivered to the Participant the Shares specified by such notice, and the Escrow shall terminate with respect to such Shares.

8.             Legends.

The Company may at any time place legends referencing the Company Reacquisition Right and any applicable federal, state or foreign securities law restrictions on all certificates representing the Shares. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing the Shares in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN AN AGREEMENT BETWEEN THIS CORPORATION AND THE REGISTERED HOLDER, OR HIS PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.”

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

9.             Restrictions on Transfers of Shares.

No Shares may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of this Agreement and, except pursuant to an Ownership Change Event, until the date on which such Shares become Vested Shares, and any such attempted disposition shall be void. The Company shall not be required (a) to transfer on its books any Shares which will have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares will have been so transferred. In order to enforce its rights under this Section, the Company shall be authorized to give a stop transfer instruction with respect to the Shares to the Company’s transfer agent.

10.           Rights as a Stockholder.

The Participant shall have no rights as a stockholder with respect to any Shares subject to the Award until the date of the issuance of a certificate for such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 4.3 of the Plan. Subject the provisions of this Agreement, the Participant shall exercise all rights and privileges of a stockholder of the Company with respect to Shares deposited in the Escrow pursuant to Section 7.

11.           Rights As Employee, Consultant or Board Member.

If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.

12.           Representations and Warranties.

In connection with the grant of Restricted Stock (collectively, the “Securities”), the Participant hereby agrees, represents and warrants as follows:

12.1          Investment Intent. The Participant is acquiring the Securities solely for the Participant’s own account for investment and not with a view to or for sale in connection with any distribution of the Securities or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Securities or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act. The Participant further represents that the entire legal and beneficial interest of the Securities is being acquired, and will be held, for the account of the Participant only and neither in whole nor in part for any other person.

12.2          Absence of Solicitation. The Participant was not presented with or solicited by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television, radio or similar communications media, or presented at any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

12.3          Residence. The Participant’s principal residence is located at the address indicated beneath the Participant’s signature on the Grant Notice.

12.4          Information Concerning the Company. The Participant is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. The Participant further represents and warrants that the Participant has discussed the Company and its plans, operations and financial condition with its officers, has received all such information as the Participant deems necessary and appropriate to enable the Participant to evaluate the financial risk inherent in acquiring the Securities and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

12.5          Economic Risk. The Participant realizes that his acquisition of the Securities will be a highly speculative investment and that the Participant is able, without impairing his or her financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss on the Participant’s investment.

12.6           Capacity to Protect Interests. The Participant has (i) a preexisting personal or business relationship with the Company or any of its Officers, directors, or controlling persons, consisting of personal or business contacts of a nature and duration to enable the Participant to be aware of the character, business acumen and general business and financial circumstances of the person with whom such relationship exists, or (ii) such knowledge and experience in financial and business matters as to make the Participant capable of evaluating the merits and risks of an investment in the Securities and to protect the Participant’s own interests in the transaction, or (iii) both such relationship and such knowledge and experience.

12.7          Restricted Securities. The Participant understands and acknowledges that:

(a)           The issuance of the Securities to the Participant has not been registered under the Securities Act, and the Securities must be held indefinitely unless a transfer of the Securities is subsequently registered under the Securities Act or an exemption from such registration is available, and that the Company is under no obligation to register the Securities;

(b)           The Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

12.8          Disposition Under Rule 144. The Participant understands that any Shares acquired pursuant to this Agreement will be restricted securities within the meaning of Rule 144 promulgated under the Securities Act; that the exemption from registration under Rule 144 will not be available in any event for at least one year from the date of acquisition of the Shares, and even then will not be available unless (a) a public trading market then exists for the Common Stock of the Company, (b) adequate information concerning the Company is then available to the public, and (c) other terms and conditions of Rule 144 are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions. There can be no assurance that the requirements of Rule 144 will be met, or that the Shares will ever be salable.

12.9          Further Limitations on Disposition. Without in any way limiting the Participant’s representations and warranties set forth above, the Participant further agrees that the Participant will in no event make any disposition of all or any portion of any Shares which the Participant acquires pursuant to this Agreement unless:

(a)           There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

(b)           The Participant will have notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and either:

(i)           The Participant will have furnished the Company with an opinion of the Participant’s own counsel to the effect that such disposition will not require registration of such Shares under the Securities Act, and such opinion of the Participant’s counsel will have been concurred in by counsel for the Company and the Company will have advised the Participant of such concurrence; or

(ii)           The disposition is made in compliance with Rule 144 or Rule 701 after the Participant has furnished the Company such detailed statement and after the Company has had a reasonable opportunity to discuss the matter with the Participant.

13.           Miscellaneous Provisions.

13.1          Termination or Amendment. The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with any applicable present or future law, regulation or rule.  No amendment or addition to this Agreement shall be effective unless in writing.

13.2          Further Instruments.      The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

13.3          Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

13.4          Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)           Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the parties may deliver electronically any notices called for in connection with the Escrow and the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)           Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 13.4(a) of this Agreement and consents to the electronic delivery of the Plan documents, the Grant Notice and notices in connection with the Escrow, as described in Section 13.4(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.4(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.4(a).

13.5          Integrated Agreement. The Grant Notice, this Agreement and the Plan, together with any employment, service or other agreement between the Participant and a Participating Company referring to the Award, shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice, this Agreement and the Plan shall survive any settlement of the Award and shall remain in full force and effect.

13.6          Applicable Law. This Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.

13.7          Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.